Exhibit 99

Marine Products Corporation Reports Third Quarter 2015 Financial Results

ATLANTA, October 28, 2015 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2015. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral builds sterndrive, jet drive and outboard pleasure boats, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Signature Cruisers, SunCoast Sportdeck outboards and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended September 30, 2015, Marine Products generated net sales of $47,038,000, a 24.0 percent increase, compared to $37,932,000 in the same period of the prior year. The increase in net sales was due to higher unit sales of our Robalo outboard sport fishing boats, as well as higher sales of our Vortex Jet Boats and Chaparral Suncoast outboard boats during the quarter as compared to the prior year.

Gross profit for the quarter was $9,874,000, or 21.0 percent of net sales, a 41.7 percent increase compared to gross profit of $6,967,000, or 18.4 percent of net sales, in the same period of the prior year. Gross profit for the third quarter increased compared to the prior year due to higher net sales and an improved gross margin. Gross margin improved during the quarter compared to the prior year due to a favorable model mix and improved operating efficiencies due to higher production volumes.

Operating profit for the quarter was $4,454,000, an increase of 72.9 percent, compared to $2,576,000 in the third quarter of last year. Selling, general and administrative expenses were $5,420,000 in the third quarter of 2015, an increase of 23.4 percent compared to the third quarter of 2014. Selling, general and administrative expenses increased due to expenses that vary with sales and profitability, as well as higher advertising expenses. These increases were partially offset by decreases in warranty expenses, a result of favorable warranty claims experience. As a percentage of net sales, selling, general and administrative expenses were approximately the same during the third quarters of 2015 and 2014.

Net income for the quarter ended September 30, 2015 was $3,103,000, an increase of $1,221,000 or 64.9 percent, compared to net income of $1,882,000 for the third quarter of 2014. Diluted earnings per share were $0.08 in the third quarter of 2015, an increase of $0.03 compared to the third quarter of the prior year.

Net sales for the nine months ended September 30, 2015 were $157,180,000, an increase of 17.6 percent, compared to the first nine months of 2014. Net income for the nine-month period was $10,461,000 or $0.28 earnings per diluted share, compared to net income of $6,873,000, or $0.18 earnings per diluted share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “We are pleased to report continued growth in sales of our Robalo outboard sport fishing boats during the third quarter. In addition, we reported increased sales of our Vortex Jet Boats and Chaparral SunCoast outboards, which are new in 2015. Our profitability improved due to efficiencies gained from higher unit production. As the retail selling season for 2015 concludes, we are increasingly optimistic about the selling environment for our products. The market for recreational boating continues to improve, and our dealers are enthusiastic about our 2016 models and are looking ahead to the winter boat show season. Although the international market for recreational boat sales continues to be weak, we note that our domestic sales increased by 32.4 percent during the third quarter of 2015 compared to the prior year. Our dealer inventories are comparable to the end of the second quarter and to this time last year, and our backlog is strong. For these reasons, we have increased production during the fourth quarter in order to have sufficient current model year inventory to satisfy dealer demand,” concluded Hubbell.

Third Quarter 2015 Earnings Press Release

Marine Products Corporation will hold a conference call today, October 28, 2015 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 438-5525 or (719) 325-2308 for international callers and using the conference ID #161927. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our increasing optimism about the selling environment for our products; our belief that the market for recreational boating continues to improve; our perception that our dealers are enthusiastic about our 2016 models and look forward to the winter boat show season; and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2014.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Third Quarter 2015 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2015	2014	% BETTER (WORSE)	2015	2014	% BETTER (WORSE)
Net Sales	$47,038	$37,932	24.0%	$157,180	$133,609	17.6%
Cost of Goods Sold	37,164	30,965	(20.0)	124,497	108,372	(14.9)
Gross Profit	9,874	6,967	41.7	32,683	25,237	29.5
Selling, General and Administrative Expenses	5,420	4,391	(23.4)	17,552	15,768	(11.3)
Operating Profit	4,454	2,576	72.9	15,131	9,469	59.8
Interest Income	103	116	(11.2)	325	359	(9.5)
Income Before Income Taxes	4,557	2,692	69.3	15,456	9,828	57.3
Income Tax Provision	1,454	810	(79.5)	4,995	2,955	(69.0)
Net Income	$3,103	$1,882	64.9%	$10,461	$6,873	52.2%

EARNINGS PER SHARE
Basic	$0.08	$0.05	60.0%	$0.28	$0.19	47.4%
Diluted	$0.08	$0.05	60.0%	$0.28	$0.18	55.6%

AVERAGE SHARES OUTSTANDING
Basic	36,889	36,904		36,982	36,950
Diluted	36,980	37,190		37,163	37,236

Third Quarter 2015 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2015	2014
ASSETS
Cash and cash equivalents	$9,111	$5,296
Marketable securities	9,007	12,024
Accounts receivable, net	3,961	3,515
Inventories	32,306	24,573
Income taxes receivable	713	332
Deferred income taxes	2,372	1,374
Prepaid expenses and other current assets	1,826	1,644
Total current assets	59,296	48,758
Property, plant and equipment, net	12,809	11,052
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	26,106	32,492
Deferred income taxes	2,831	3,347
Other assets	9,798	8,495
Total assets	$114,613	$107,917

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$9,083	$5,939
Accrued expenses and other liabilities	9,986	10,369
Total current liabilities	19,069	16,308
Long-term pension liabilities	6,465	6,518
Other long-term liabilities	77	83
Total liabilities	25,611	22,909
Common stock	3,814	3,817
Capital in excess of par value	3,479	3,638
Retained earnings	83,628	78,381
Accumulated other comprehensive loss	(1,919)	(828)
Total stockholders' equity	89,002	85,008
Total liabilities and stockholders' equity	$114,613	$107,917